Exhibit 10.3

DaVita HealthCare Partners Inc.

Performance Stock Units Agreement under the

DaVita HealthCare Partners Inc. 2011 Incentive Award Plan

and Long-Term Incentive Program

For 162(m) executives

This Performance Stock Units Agreement (this “Agreement”) is entered into effective as of the Grant Date indicated below by and between DaVita HealthCare Partners Inc., a Delaware corporation (the “Company”) and the Grantee pursuant to the DaVita HealthCare Partners Inc. 2011 Incentive Award Plan, as amended and restated (the “Plan”).

Primary Terms

Grantee:	«Grantee»

Address:	«Address_1»
«City», «State» «Zip»

Grant Date:	«Grant_Date»

Performance Conditions:	As indicated on Exhibit B, «Perf_Condition»

Vesting Conditions:	As indicated on Exhibit B, «Perf_Condition»

Number of Units:	«PSU_Award»

Plan Name:	2011 Incentive Award Plan

Plan ID#:	FVA3

This Agreement includes this cover page and the following Exhibits, which are expressly incorporated by reference in their entirety herein:

Exhibit A – General Terms and Conditions

Exhibit B – Performance and Vesting Conditions

Exhibit C – Calculation of Relative Total Shareholder Return

Grantee hereby expressly acknowledges and agrees that he or she is an employee at will and may be terminated by the Company or its applicable Affiliate at any time, with or without cause. Grantee’s acceptance of this Agreement indicates that he or she accepts and agrees to all the terms and provisions of this Agreement and to all the terms and provisions of the Plan, incorporated by reference herein. Capitalized terms that are used but not defined in this Agreement shall have the meanings set forth in the Plan.

IN WITNESS WHEREOF, the Company and the Grantee have executed this Agreement effective as of the Grant Date.

DaVita HealthCare Partners Inc.	Grantee
Martha Ha Corporate Secretary	«Grantee»

Note: Please mark and initial any correction to the Grantee’s name and/or Address shown on this page before returning a signed copy of this Agreement to the Stock Plan Administrator.

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**	Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

DaVita HealthCare Partners Inc.

Performance Stock Units Agreement

Exhibit A – General Terms and Conditions

For valuable consideration, the receipt of which is acknowledged, the parties hereto agree as follows:

1. Grant of Performance Stock Units. The Company hereby grants to Grantee this award (the “Award”) «PSU_Award» performance-based restricted stock units (“Performance Stock Units” or “Units”) under the Plan, subject to adjustment, forfeiture and the other terms and conditions set forth below. This Award represents Grantee’s right to receive shares of common stock of the Company (“Common Stock”), subject to Grantee’s fulfillment of the performance and vesting conditions set forth in this Agreement. The number of Performance Stock Units specified in this Agreement reflects the target number of Units that may be earned by Grantee.

2. Terms of Performance Stock Units. The terms of the Award are set forth in this Agreement and in the Plan. In the event of a conflict between this Agreement and the Plan, the terms of the Plan will control.

3. Performance and Vesting Conditions. The number of Units that may be earned by and for which shares of Common Stock (“Shares”) become issuable to Grantee (the “Earned Units”) shall be based upon the achievement of the performance criteria as reviewed and approved by the Committee and reflected in Exhibit B, «Perf_Condition» (the “Performance Goals”) over the performance periods reflected in Exhibit B, «Perf_Condition» (the “Performance Periods”) and the remaining terms of this Agreement (the “Vesting Conditions”). The determination by the Committee with respect to the achievement of the Performance Goals shall be made as soon as administratively practicable following the Performance Period after all necessary Company information is available. The specific date on which such determination is formally made and approved by the Committee is referred to as the “Determination Date.”

4. Conversion of Performance Stock Units and Stock Issuance. To the extent that the Committee determines on the Determination Date that some or all of the Performance Goals have been achieved, then as of each date that Grantee satisfies the Vesting Conditions (each, a “Vesting Date”) or as soon as administratively practicable thereafter, the Company shall issue the number of Shares issuable to Grantee (the “Shares”), for the Earned Units determined by the Committee on the Determination Date pursuant to its determination of the level of achievement of the Performance Goals, subject to Section 7 below.

5. Termination of Employment. Performance Stock Units will cease vesting upon the date Grantee’s employment with the Company or any Affiliate is terminated for any reason, including, without limitation, a termination by resignation, discharge, death, disability or retirement. Upon the date that Grantee ceases being an Employee, Grantee will forfeit his or her right to any unvested Performance Stock Units.

6. Rights to Shares. Grantee shall not have any rights to the Shares subject to the Award, including without limitation, voting rights and rights to dividends, unless and until the Shares shall have been issued by the Company and held of record by or for the benefit of Grantee.

7. Taxes

(a) Generally. Grantee is ultimately liable and responsible for all taxes owed in connection with the Award, regardless of any action the Company or any of its subsidiaries or affiliates takes with respect to any tax withholding obligations that arise in connection with the Award. Neither the Company nor any of its Affiliates makes any representation or undertaking regarding the treatment of any tax withholding in connection with the grant or vesting of the Award or the subsequent sale of Shares

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issuable pursuant to the Award. The Company and its subsidiaries and affiliates do not commit and are under no obligation to structure the Award to reduce or eliminate Grantee’s tax liability. As a condition and term of this Award, no election under 83(b) of the United States Internal Revenue Code may be made by Grantee or any other person with respect to all or any portion of the Award.

(b) Payment of Withholding Taxes. Prior to any event in connection with the Award (e.g., vesting) that the Company determines may result in any domestic or foreign tax withholding obligation, whether national, federal, state or local, including any social tax obligation (the “Tax Withholding Obligation”), Grantee must arrange for the satisfaction of the minimum amount of such Tax Withholding Obligation in a manner acceptable to the Company. Grantee may choose to satisfy Grantee’s tax obligation in either of the following manners:

(i) By Sale of Shares. Unless Grantee chooses to satisfy the Tax Withholding Obligation by some other means in accordance with clause (ii) below, Grantee’s acceptance of this Award constitutes Grantee’s instruction and authorization to the Company and any brokerage firm determined acceptable to the Company for such purpose to withhold or sell on Grantee’s behalf a whole number of Shares from those Shares issuable to Grantee as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy the Tax Withholding Obligation. Such Shares will be sold on the day the tax Withholding Obligation arises (e.g., a Vesting Date) or as soon thereafter as practicable. Grantee will be responsible for all broker’s fees and other costs of sale, and Grantee agrees to indemnify and hold the Company and its subsidiaries and affiliates harmless from any losses, costs, damages, or expenses relating to any such sale. To the extent the proceeds of such sale exceed Grantee’s Tax Withholding Obligation, the Company agrees to pay such excess in cash to Grantee through payroll or otherwise as soon as practicable. Grantee acknowledges that the Company or its designee is under no obligation to arrange for such sale at any particular price, and that the proceeds of any such sale may not be sufficient to satisfy Grantee’s Tax Withholding Obligation. Accordingly, Grantee agrees to pay to the Company or any of its subsidiaries or affiliates as soon as practicable, including through additional payroll withholding, any amount of Tax Withholding Obligation that is not satisfied by the sale of Shares described above.

(ii) By Check, Wire Transfer or Other Means. At any time not less than ten (10) business days before any Tax Withholding Obligation arises (e.g., a Vesting Date), Grantee may notify the Company of Grantee’s intent to make a separate cash payment to satisfy Grantee’s Tax Withholding Obligation. If Grantee elects to satisfy Grantee’s Tax Withholding Obligation in this manner, Grantee will be asked to remit to the Company an amount that the Company determines is sufficient to satisfy the Tax Withholding Obligation within ten (10) business days after the Vesting Date by (a) delivery of a certified check payable to the Company, Attn: Dan Chandler, Manager, Stock Plan Administration, P.O. Box 2076, Tacoma, Washington 98401-2076, or such other address as the Company may from time to time direct, (b) wire transfer to such account as the Company may direct, or (c) such other means as the Company may establish or permit. If Grantee does not remit this amount to the Company within twenty (20) business days after the Vesting Date, the Company reserves the right to satisfy Grantee’s Tax Withholding Obligation in the manner set out under paragraph (i) above in its sole discretion.

(c) Right to Retain Shares. The Company will have the right to defer the issuance of any Shares to Grantee until Grantee satisfies the Tax Withholding Obligation.

8. Assignment. Grantee’s interest in this Award may not be assigned or alienated, whether voluntarily or involuntarily.

9. Meaningful Reduction in Responsibilities. If there is a meaningful reduction, determined in the Company’s sole discretion, in both Grantee’s duties and responsibilities and the level of Grantee’s regular cash compensation for an extended or indefinite period of time, the Company reserves the right to unilaterally revoke some or all of the unvested portion of this Award.

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10. Clawback Provision. Notwithstanding any other provision in this Agreement to the contrary, Grantee shall be subject to the written policies of the Company’s Board of Directors applicable to Company executives, including without limitation any Board policy relating to recoupment or “clawback” of compensation arising from this Award, as they exist from time to time during Grantee’s employment by the Company and thereafter.

11. Amendments. Except as otherwise provided in Section 9, this Agreement and the Award may be amended only by means of a written document signed by both Grantee and the Company.

12. Change of Control of the Company. In the event of a Change of Control, the number of Earned Units that are assigned to each Performance Goal issuable shall be determined as specified in the Relative Total Shareholder Return performance condition, as set forth in Exhibit B.

13. Non-Competition/Non-Solicitation/Non-Disclosure

(a) Non-Competition. Grantee acknowledges and recognizes the highly competitive nature of the business of the Company and accordingly agrees that while Grantee is an Employee, and for the 12 month period following termination of such relationship for any reason (whether voluntary or involuntary) (the “Restricted Period”), Grantee shall not, as an employee, independent contractor, consultant, or in any other form, prepare to provide or provide any of the same or similar services that Grantee performed during his/her employment with or service to the Company for any other individual, partnership, limited liability company, corporation, independent practice association, management services organization, or any other entity (collectively, “Person”) that competes in any way with the area of business of the Company, or any of its subsidiaries or affiliates, in which Grantee worked and/or performed services. For purposes of the above, preparing to provide any of the same or similar services includes, but is not limited to, planning with any Person on how best to compete with the Company or any of its subsidiaries or affiliates, or discussing the Company’s, or any of its subsidiaries’ or affiliates’ business plans or strategies with any Person.

Grantee further agrees that during the Restricted Period, Grantee shall not own, manage, control, operate, invest in, acquire an interest in, or otherwise engage in, act for, or act on behalf of any Person (other than the Company and its subsidiaries and affiliates) engaged in any activity that Grantee was responsible for during Grantee’s employment with or engagement by the Company where such activity is similar to or competitive with the activities carried on by the Company or any of its subsidiaries or affiliates.

Grantee acknowledges that during the Restricted Period, Grantee may be exposed to confidential information and/or trade secrets relating to business areas of the Company or any of its subsidiaries or affiliates that are different from and in addition to the areas in which Grantee primarily works for the Company (the “Additional Protected Areas of Business”). As a result, Grantee agrees he/she shall not own, manage, control, operate, invest in, acquire an interest in, or otherwise act for, act on behalf, or provide the same or similar services to, any Person that engages in the Additional Protected Areas of Business.

Grantee acknowledges and agrees that the geographical limitations and duration of this covenant not to compete are reasonable.

To the extent that the provisions of this Section 13(a) conflict with any other agreement signed by Grantee relating to non-competition, the provisions that are most protective of the Company’s, and any of its subsidiaries’ or affiliates’, interests shall govern.

(b) Non-Solicitation. Grantee agrees that during the term of his/her employment and/or service to the Company or any of its subsidiaries or affiliates and for the one-year period following the termination of his/her employment and/or service for any reason (whether voluntary or involuntary), Grantee shall not (i) solicit any of the Company’s or any of its subsidiaries’ or affiliates’ employees to

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work for any Person, (ii) hire any of the Company’s or any of its subsidiaries’ or affiliates’ employees to work (as an employee or an independent contractor) for any Person, (iii) take any action that may reasonably result in any of the Company’s or any of its subsidiaries’ or affiliates’ employees going to work (as an employee or an independent contractor) for any Person, (iv) induce any patient or customer of the Company or any of its subsidiaries or affiliates, either individually or collectively, to patronize any competing business; (v) request or advise any patient, customer, or supplier of the Company or any of its subsidiaries or affiliates to withdraw, curtail, or cancel such person’s business with the Company, or any of its subsidiaries or affiliates; (vi) enter into any contract the purpose or result of which would benefit Grantee if any patient or customer of the Company, or any of its subsidiaries or affiliates, were to withdraw, curtail, or cancel such person’s business with the Company, or any of its subsidiaries or affiliates; (vii) solicit, induce, or encourage any physician (or former physician) affiliated with the Company or any of its subsidiaries or affiliates, or induce or encourage any other person under contract with the Company or any of its subsidiaries or affiliates, to curtail or terminate such person’s affiliation or contractual relationship with the Company, or any of its subsidiaries or affiliates; or (viii) disclose to any Person the names or addresses of any patient or customer of the Company or any of its subsidiaries or affiliates.

(c) Non-Disclosure. In addition, Grantee agrees not to disclose or use for his or her own benefit or purposes or for the benefit or purposes of any Person other than the Company and any of its subsidiaries or affiliates, any trade secrets, information, data, or other confidential information relating to customers, development, programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, financing methods, plans, or the business and affairs of the Company or any of its subsidiaries or affiliates (“Information”); provided, however, the foregoing shall not apply to (i) Information which is not unique to the Company or any of its subsidiaries or affiliates, or (ii) Information which is generally known to the industry or the public other than as a result of Grantee’s breach of this covenant, or (iii) disclosure that is required by any applicable law, rule or regulation. If Grantee receives such a request to produce Information in his or her possession, Grantee shall provide the Company reasonable advance notice, in writing, prior to producing said Information, so as to give the Company reasonable time to object to Grantee producing said Information. Grantee also agrees that Grantee will not become employed by or enter into service with any Person other than the Company and any of its subsidiaries or affiliates in which Grantee will be obligated to disclose or use any Information, or where such disclosure would be inevitable because of the nature of the position.

(d) If, at any time (a) while Grantee is an employee of the Company or any of its subsidiaries or affiliates, or (b) within one (1) year after termination of Grantee’s employment with the Company or any of its subsidiaries or affiliates for any reason (whether voluntary or involuntary), whichever is the latest, Grantee (i) breaches the non-competition provision of Section 13(a), (ii) breaches the non-solicitation provision of Section 13(b), (iii) breaches the non-disclosure provision of Section 13(c), (iv) is convicted of a felony, (v) has been adjudicated by a court of competent jurisdiction of having committed an act of fraud or dishonesty resulting or intending to result directly or indirectly in personal enrichment at the expense of the Company or any of its subsidiaries or affiliates, or (vi) is excluded from participating in any federal health care program, then (1) this Agreement and the Award shall terminate effective on the date on which Grantee enters into such activity and (2) the Company may seek temporary, preliminary, and permanent injunctive relief to prevent any actual or threatened breach or continuation of any breach of this Agreement without the necessity of proving actual damages or posting a bond or other security (which Grantee hereby agrees to) and/or an order requiring Grantee to repay the Company any value, gain or other consideration received or realized by Grantee as a result of this Award or any Shares received pursuant to the Award.

14. Section 409A of the Code. This Agreement and the Award are intended to meet the requirements of or be exempt from Section 409A of the Code, and shall be interpreted and construed consistent with that intent. Notwithstanding any other provisions of this Agreement, to the extent that the right to any issuance of Shares or payment to Grantee hereunder provides for the non-exempt “deferral of compensation” within the meaning of Section 409A(d)(1) of the Code that is subject to Section 409A of the Code, the issuance or payment shall be made in accordance with the following:

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If Grantee is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code on the date of Grantee’s “separation from service” within the meaning of Section 409A(a)(2)(A)(i) of the Code (the “Separation Date”), then no such issuance of Shares or payment shall be made during the period beginning on the Separation Date and ending on the date that is six months following the Separation Date or, if earlier, on the date of Grantee’s death, if the earlier making of such issuance of Shares or payment would result in tax penalties being imposed on Grantee under Section 409A of the Code. The amount of any issuance of Shares or payment that would otherwise be made during this period shall instead be made on the first business day following the date that is six months following the Separation Date or, if earlier, the date of Grantee’s death.

15. Compliance. It is understood and agreed upon that at all times Grantee will act in full compliance with the Company’s Code of Conduct, Policies and Procedures, JV Compliance Handbook, MDA Compliance Handbook, Gift Policy and the credentialing process (collectively, the “Policies”).

Grantee may not improperly use something of value to attempt to induce or actually induce, either directly or indirectly, a patient to switch to, or continue to receive, treatment at a Company facility center in violation of the Policies. Inducement may include paying a patient, providing gifts, or otherwise providing something of value to a patient to switch to, or continue to receive treatment at a Company facility center. Grantee also may not attempt to induce or actually induce a referral source with something of value to obtain referrals in violation of the Policies.

If Grantee’s conduct, whether related to the Award granted under this Agreement or otherwise, violates the requirements of the immediately preceding two paragraphs, then Grantee will forfeit any unvested portion of the Award granted under this Agreement and be subject to immediate disciplinary action, up to and including termination.

If at any time Grantee has questions or concerns about the Compliance provisions in this Section 15, or suspects any improper conduct related to this initiative, Grantee should immediately contact his or her supervisor or Team Quest. Grantee also may anonymously and confidentially call the Company’s Compliance Hotline at 888-458-5848.

16. Compliance with Law. No shares of Stock shall be issued and delivered pursuant to a Unit unless and until all applicable registration requirements of the Securities Act of 1933, as amended, all applicable listing requirements of any national securities exchange on which the Stock is then listed, and all other requirements of law or of any regulatory bodies having jurisdiction over such issuance and delivery, shall have been complied with. In particular, the Committee may require certain investment (or other) representations and undertakings in connection with the issuance of securities in connection with the Plan in order to comply with applicable law.

If any provision of this Agreement is determined to be unenforceable or invalid under any applicable law, such provision will be applied to the maximum extent permitted by applicable law, and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to any limitations required under applicable law. Furthermore, if any provision of this Agreement is determined to be illegal under any applicable law, such provision shall be null and void to the extent necessary to comply with applicable law, but the other provisions of this Agreement shall remain in full force and effect.

17. Execution. This Agreement and the Award may be considered null and void at the discretion of the Company if a signed copy is not returned to Stock Plan Administration no later than «Agmt_Deadline».

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DaVita HealthCare Partners Inc.

Performance Stock Units Agreement

Exhibit B – Performance and Vesting Conditions

Shares issuable under this Performance Share Units award will be determined based on the level of performance achieved on specified performance conditions. Vesting in the right to receive the number of Shares so determined shall be contingent on Grantee’s continued employment by the Company on the Vesting Date indicated for each performance condition listed below.

For purposes of this Exhibit, Performance Share Units applicable to each performance condition are referred to as Condition Target PSUs.

Condition Target PSUs are computed by multiplying the Award’s total Performance Share Units by the percentage indicated for each performance condition (“Performance Condition”) listed in the following grid, as indicated for the participant class (“Class”) stated on the first page of the Award Agreement.

Performance Conditions and Participant Classes:

Performance Condition	Class I Enterprise CEO, CFO, CLO	Class IIA Kidney Care CEO, COO	Class IIB HealthCare Partners CEO, COO
A. Kidney Care Mortality	12.5%	25.0%	—
B. Kidney Care Non-Acquired Growth	12.5%	25.0%	—
C. HCP New Market Success	12.5%	—	25.0%
D. HCP New Market Adjusted Operating Income	12.5%	—	25.0%
E. Relative Total Shareholder Return	50.0%	50.0%	50.0%

Total	100.0%	100.0%	100.0%

A.	Kidney Care Mortality. Kidney Care Mortality is defined as the number of dialysis patient deaths in the Company’s U.S. dialysis and related lab services operating segment during the year divided by the quotient of total patient years divided by 100 (which expresses the result as a number rather than as a percentage).

For this purpose, patient years are calculated as the sum of the days that each individual dialysis patient’s dialysis coverage was provided by the Company’s U.S. dialysis and related lab services operating segment (i.e., total calendar days not simply treatment days) in a given year, consistent with the conditions described hereafter, divided by the number of days in that year (to express the result in years), in each case counting only patients who were chronic dialysis patients of the Company for 60 or more days and with less than 60 days between treatments. Qualifying deaths are deaths within 60 days of last dialysis treatment, provided that for a discontinued-from-therapy patient, only a death within 30 days of last treatment is a qualifying death.

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All mortality data used to compute Kidney Care Mortality is extracted from the Company’s proprietary DaVita Reggie database. The DaVita Reggie database maintains all information necessary to compute mortality in the manner described above, and such information is complete with respect to all dialysis treatments, patients and centers included in the Company’s U.S. dialysis and related lab services segment.

Also for this purpose, the Company’s U.S. dialysis and related lab services operating segment refers to that segment as defined for the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as originally filed with the Securities and Exchange Commission.

The number of Shares issuable under the Kidney Care Mortality performance condition (subject to the Award’s further time-vesting requirements) shall be determined by the Company’s Kidney Care Mortality achieved for calendar year 2016, as indicated in the grid below, and with continuous interpolation between points on the grid of 50% and above (rounded to the nearest whole share):

Kidney Care Mortality Rate for 2016	Percent of Condition Target PSUs
>13.35	0%
13.35	50%
13.15	100%
12.65	150%
<=12.15	200%

Grantee shall vest in the right to receive 50% of the number of Shares determined to be issuable pursuant to this Performance Condition on each of May 15, 2017 and May 15 2018, subject to the further terms of the Award Agreement.

In the event of a “Change of Control” (defined below), subject to the immediately following paragraph, this Award shall automatically vest in its entirety (i) immediately prior to the effective date of a Change of Control if the “Acquiror” (defined below) fails to assume, convert or replace this Award, or (ii) as of the date of termination of Grantee’s employment if such termination occurs within twenty-four (24) months following a Change of Control by the Company (or the Acquiror) other than for “Cause” (defined below) or, if applicable, by Grantee in accordance with the termination for “Good Reason” provisions of Grantee’s employment agreement, if any.

In the event of an accelerated vesting of this Award due to a Change of Control, the number of Shares issuable for the Condition Target PSUs assigned to this performance condition shall be determined as specified in the Relative Total Shareholder Return performance condition described in Section E. below.

For purposes of this Exhibit, “Change of Control” means:

(i) any transaction or series of transactions in which any person or group (within the meaning of Rule 13d-5 under the Exchange Act and Sections 13(d) and 14(d) under the Exchange Act) becomes the direct or indirect “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), by way of a stock issuance, tender offer, merger, consolidation, other business combination or otherwise, of greater than 50% of the total voting power (on a fully diluted basis as if all convertible securities had been converted and all warrants and options had been exercised) entitled to vote in the election of directors of the Company (including any transaction in which the Company becomes a wholly-owned or majority-owned subsidiary of another corporation);

(ii) any merger or consolidation or reorganization in which the Company does not survive;

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(iii) any merger or consolidation in which the Company survives, but the shares of the Company’s Common Stock outstanding immediately prior to such merger or consolidation represent 50% or less of the voting power of the Company after such merger or consolidation; or

(iv) any transaction in which more than 50% of the Company’s assets are sold;

provided, however, that no transaction contemplated by clauses (i) through (iv) above shall constitute a Change of Control if both (x) the person acting as the Chief Executive Officer of the Company for the six months prior to such transaction becomes the Chief Executive Officer or the Executive Chairman of the Board of Directors of the entity that has acquired control of the Company as a result of such transaction (the “Acquiror”) immediately after such transaction and remains the Chief Executive Officer or Executive Chairman of the Board of Directors for not less than one year following the transaction and (y) a majority of the Acquiror’s board of directors immediately after such transaction consist of persons who were directors of the Company immediately prior to such transaction.

“Cause” means: (1) a material breach by Grantee of his or her duties and responsibilities which do not differ in any material respect from the duties and responsibilities of Grantee during the ninety (90) days immediately prior to a Change of Control (other than as a result of incapacity due to physical or mental illness) which is demonstrably willful and deliberate on Grantee’s part, which is committed in bad faith or without reasonable belief that such breach is in the best interests of the Company and which is not remedied in a reasonable period of time after receipt of written notice from the Company specifying such breach; (2) willful misconduct or gross negligence which results in material harm to the Company; (3) the conviction of Grantee of, or a plea of nolo contendere by Grantee to, a felony or other crime involving fraud or dishonesty; or (4) willful violation of Company policies which results in material harm to the Company.

B.	Kidney Care Non-Acquired Growth (“Kidney Care NAG”). Kidney Care NAG is defined as the percentage increase, for the Company’s U.S. dialysis and related lab services operating segment, in the total actual number of dialysis treatments for the year per normalized dialysis day (that is, where Monday, Wednesday, and Friday are treated as 1.2 days and Tuesday, Thursday and Saturday are treated as 0.8 days) relative to the same measure for the prior year, with the following exclusions:

1)	Treatments associated with centers, home dialysis programs or acutes (hospital) contracts acquired in either of the years, other than effective January 1st of the prior year, that is the subject of the NAG calculation;

2)	Treatments associated with a center or home dialysis program that is closed in either of the years that is the subject of the NAG Calculation, other than effective December 31st of the latter year, if less than 50% of the patients associated with that center or home dialysis program begin to dialyze through another DaVita center or home program within 60 days from such closure;

3)	Treatments associated with an acutes (hospital) contract that is terminated or fails to be renewed in either of the years, other than effective December 31st of the latter year that is the subject of the NAG Calculation; and

4)	Treatments associated with a center, home dialysis program or acutes (hospital) contract that is sold in either of the years that is the subject of the NAG calculation, other than effective December 31st of the latter year.

For this purpose, the Company’s U.S. dialysis and related lab services operating segment refers to that segment as defined for the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as originally filed with the Securities and Exchange Commission.

The number of Shares issuable under the Kidney Care Non-Acquired Growth performance condition (subject to the Award’s further time-vesting requirements) shall be determined by the straight average of the Company’s Kidney Care NAG achieved for calendar years 2015 and 2016, as indicated in the grid below, and with continuous interpolation between points on the grid of 50% and above (rounded to the nearest whole share):

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Kidney Care NAG (2015 and 2016 average)	Percent of Condition Target PSUs
< 3.95%	0%
3.95%	50%
4.20%	75%
4.45%	100%
>= 4.70%	150%

Grantee shall vest in the right to receive 50% of the number of Shares determined to be issuable pursuant to this Performance Condition on each of May 15, 2017 and May 15, 2018, subject to the further terms of the Award Agreement.

In the event of an accelerated vesting of this Award due to a Change of Control, the number of Shares issuable for the Condition Target PSUs assigned to this performance condition shall be determined as specified in the Relative Total Shareholder Return performance condition described in Section E. below.

C.	HCP New Market Success. An HCP New Market is defined as any state other than California, Florida or Nevada in which HCP successfully establishes a new business. Success in establishing an HCP New Market shall be defined as follows:

•	New Mexico: minimum $[DELETED] million HCP Adjusted Operating Income attributable to New Mexico for calendar year 2016, with only proportional credit for less than 100% ownership.

•	Arizona: minimum $[DELETED] million HCP Adjusted Operating Income for calendar year 2016 attributable to Arizona, with only proportional credit for less than 100% ownership.

•	States other than California, Florida, Nevada, Arizona and New Mexico: Either [DELETED] globally capitated Medicare Advantage lives by the end of calendar year 2016 in entities at least 50%-owned by HCP or $[DELETED] million of HCP Adjusted Operating Income attributable to that state, with only proportional credit for less than 100% ownership.

For purposes of this Exhibit:

HCP refers to all business components that either were, or would have been, reported within the Company’s HCP reportable segment as defined for the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as originally filed with the Securities and Exchange Commission.

•	HCP Operating Income refers to operating income for the HCP operating segments, with revenues and expenses defined and measured in a manner consistent with the Company’s segment reporting in its consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as originally filed with the Securities and Exchange Commission.

•	HCP Adjusted Operating Income represents HCP Operating Income as adjusted to exclude the following items, if any: (1) gains or losses on the sale of any assets other than in the ordinary course of business, (2) any extraordinary gains or losses, (3) gains or losses related to any legal settlement, fine or judgment, inclusive of any related third-party guarantees or indemnities (4) gains or losses resulting from a change in accounting principle, (5) gains or losses recognized in the initial purchase accounting for, or any subsequent revaluations of contingent earnout or intangible liabilities related to, any business combination transactions, (6) gains or losses recognized upon any subsequent revaluations of escrow claim assets related to any business

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combination transactions, (7) expenses associated with the evaluation or execution of an individual business acquisition, divestiture, joint venture or the sale of the Company, (8) write-off or impairment of assets, whether tangible or intangible, (9) expenses associated with restructuring of Company operations, (10) gains or losses related to actual or expected non-revenue insurance payments or settlement, (11) gains or losses on debt extinguishment or modification, (12) gains or losses related to recognition or disposition of any non-controlling interests, and (13) any reversal of or adjustment to an accrual or deferral related to any of the foregoing; and in the case of all items except (2), (4) and (6), adjustment for such items shall only be made if they exceed $10 million individually.

The number of Shares issuable under the HCP New Market Success performance condition (subject to the Award’s further time-vesting requirements) shall be determined by the number of HCP New Market successes achieved, as indicated in the grid below, and without interpolation between points on the grid (rounded to the nearest whole share):

Number of HCP New Market Successes	Percent of Condition Target PSUs
< 2 Markets	0%
2 Markets	50%
3 Markets	75%
4 Markets	100%
5 Markets	150%
>=6 Markets	200%

Grantee shall vest in the right to receive 50% of the number of Shares determined to be issuable pursuant to this Performance Condition on each of May 15, 2017 and May 15, 2018, subject to the further terms of the Award Agreement.

In the event of an accelerated vesting of this Award due to a Change of Control, the number of Shares issuable for the Condition Target PSUs assigned to this performance condition shall be determined as specified in the Relative Total Shareholder Return performance condition described in Section E. below.

D.	HCP New Market Adjusted Operating Income. HCP New Market Adjusted Operating Income is defined as HCP Adjusted Operating Income for calendar year 2016 attributable to markets other than California, Florida and Nevada, with only proportional credit for less than 100% ownership.

The number of Shares issuable under the HCP New Market Adjusted Operating Income performance condition (subject to the Award’s further time-vesting requirements) shall be determined by the level of such income achieved, as indicated in the grid below, and with continuous interpolation between points on the grid of 50% and above (rounded to the nearest whole share):

HCP New Market Adjusted Operating Income	Percent of Condition Target PSU’s
< $[DELETED] million	0%
$[DELETED] million	50%
$[DELETED] million	100%
$[DELETED] million	150%
>= $[DELETED] million	200%

Grantee shall vest in the right to receive 50% of the number of Shares determined to be issuable pursuant to this Performance Condition on each of May 15, 2017 and May 15, 2018, subject to the further terms of the Award Agreement.

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In the event of a Change of Control, the number of Shares issuable for the Condition Target PSUs assigned to this performance condition shall be determined as specified in the Relative Total Shareholder Return performance condition described in Section E. below.

E.	Relative Total Shareholder Return. The Condition Target PSUs identified to the Relative Total Shareholder Return performance condition are apportioned as follows:

1.	50% to the first tranche, which measures total shareholder returns from the trailing twelve month average ending March 31, 2014 through the trailing twelve month average ending March 31, 2017 and which shall vest on May 15, 2017 (the “First Tranche”), and

2.	50% to the second tranche, which measures total shareholder returns from the trailing twelve month average ending March 31, 2014 through the trailing twelve month average ending March 31, 2018, and which shall vest on May 15, 2018 (the “Second Tranche”).

For both the First Tranche and the Second Tranche, the Company’s Relative Total Shareholder Return and Company TSR Percentile Rank shall be computed in the manner prescribed in Exhibit C – Calculation of Relative Total Shareholder Return.

The number of Shares issuable pursuant to both the First Tranche and the Second Tranche of the Relative Total Shareholder Return performance condition shall be determined by the Company’s TSR compared to that of its Peer Companies, calculated as further described in Exhibit C, with continuous interpolation between points on the grid of 50% and above (rounded to the nearest whole share):

Company TSR Percent Rank	Percent of Condition Target PSUs
< 40th	0%
40th	50%
60th	100%
75th	150%
>= 90th	200%

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DaVita HealthCare Partners Inc.

Performance Stock Units Agreement

Exhibit C – Calculation of Relative Total Shareholder Return

•	“Relative Total Shareholder Return” means the Company’s TSR relative to the TSR of the Peer Companies. Relative Total Shareholder Return will be determined by ranking the Company and the Peer Companies from highest to lowest according to their respective TSRs.

After this TSR ranking, the total shareholder return performance of the Company relative to the Peer Companies shall be determined by applying the Microsoft Excel PercentRank function to the TSRs of the Company and the remaining set of Peer Companies to compute the Company’s specific percent rank, using continuous interpolation between rankings, in a manner consistent with common industry practice for such percent rankings (the “Company TSR Percent Rank”).

•	“TSR” means, for each of the Company and the Peer Companies, the company’s total shareholder return, which will be calculated by dividing (i) the Closing Average Share Value by (ii) the Opening Average Share Value.

Example: An illustrative example of a TSR calculation for a hypothetical company and performance period is attached at the end of this Exhibit.

•	“Opening Average Share Value” means the average, over the trading days in the Opening Average Period, of the closing price of a company’s stock multiplied by the Accumulated Shares for each trading day during the Opening Average Period.

•	“Opening Average Period” means the trading days during the twelve months ended March 31, 2014.

•	“Accumulated Shares” means, for a given trading day, the sum of (i) one (1) share and (ii) a cumulative number of shares of the company’s common stock purchased with dividends declared on a company’s common stock, assuming same day reinvestment of the dividends in the common stock of a company at the closing price on the ex-dividend date, for ex-dividend dates between the first day of the Opening Average Period and the trading day.

•	“Company TSR Percentile Rank” is as defined under “Relative Total Shareholder Return” above.

•	“Closing Average Share Value” means the average, over the trading days in the Closing Average Period, of the closing price of the company’s stock multiplied by the Accumulated Shares for each trading day during the Closing Average Period.

•	“Closing Average Period” means (i) in the absence of a Change of Control, (a) for the First Tranche, the trading days during the twelve months ended March 31, 2017 or (b) for the Second Tranche, the trading days during the twelve months ended March 31, 2018; or (ii) in the case of a Change of Control, the trading days during the period beginning thirty (30) calendar days prior to the Change of Control and ending on the Accelerated End Date.

•	“Accelerated End Date” means the date five (5) calendar days (or such shorter period as may be established by the Compensation Committee in its sole discretion) prior to the Change of Control.

•	“Peer Companies” means the following 14 companies: Catamaran Corporation, Centene Corp., Community Health Systems, Inc., HCA Holdings, Inc., Health Net, Inc., HealthSouth Corporation, Humana Inc., Laboratory Corporation of America Holdings, MEDNAX Services, Inc., Molina Healthcare, Inc., Omnicare, Inc., Quest Diagnostics Incorporated, Tenet Healthcare, Inc., and Universal Health Services, Inc. The Peer Companies may be changed as follows:

(i)	In the event of a merger, acquisition or business combination transaction of a Peer Company with or by another Peer Company, the surviving entity shall remain a Peer Company.

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(ii)	In the event of a merger of a Peer Company with an entity that is not a Peer Company, or the acquisition or business combination transaction by or with a Peer Company, or with an entity that is not a Peer Company, in each case where the Peer Company is the surviving entity and remains publicly traded, the surviving entity shall remain a Peer Company.

(iii)	In the event of a merger or acquisition or business combination transaction of a Peer Company by or with an entity that is not a Peer Company, a “going private” transaction involving a Peer Company or the liquidation of a Peer Company, where the Peer Company is not the surviving entity or is otherwise no longer publicly traded, the company shall no longer be a Peer Company.

(iv)	In the event of a bankruptcy of a Peer Company, such company shall remain a Peer Company and be measured at a -100% TSR.

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The following example illustrates the calculation of TSR for a hypothetical company with only quarterly dividends and performance period beginning January 1, 2014 and ending March 31, 2014. For the purposes of the example, the Opening Average Period is the trading days in December 2013 and the Closing Average Period is the trading days in March 2014.

Opening Average Share Value (12/1/2013 – 12/31/2013)	$50.09
Closing Average Share Value (3/1/2014 – 3/31/2014)	$51.69
TSR	103.19%

			Accum.	Share				Accum.	Share
Date	Close	Ex-Div.	Shares	Value	Date	Close	Ex-Div.	Shares	Value
12/31/2013	$51.05	$—	1.002055	$51.15	3/31/2014	$52.01	$—	1.004439	$52.24
12/30/2013	$51.11	$—	1.002055	$51.22	3/28/2014	$51.83	$—	1.004439	$52.06
12/27/2013	$51.18	$—	1.002055	$51.29	3/27/2014	$51.31	$—	1.004439	$51.54
12/26/2013	$51.00	$—	1.002055	$51.10	3/26/2014	$51.55	$—	1.004439	$51.78
12/24/2013	$51.28	$—	1.002055	$51.39	3/25/2014	$52.01	$—	1.004439	$52.24
12/23/2013	$51.24	$—	1.002055	$51.35	3/24/2014	$51.46	$—	1.004439	$51.69
12/20/2013	$51.03	$—	1.002055	$51.13	3/21/2014	$51.72	$—	1.004439	$51.95
12/19/2013	$50.36	$—	1.002055	$50.46	3/20/2014	$52.03	$—	1.004439	$52.26
12/18/2013	$50.25	$—	1.002055	$50.35	3/19/2014	$51.33	$—	1.004439	$51.56
12/17/2013	$49.36	$—	1.002055	$49.46	3/18/2014	$51.31	$—	1.004439	$51.54
12/16/2013	$50.28	$—	1.002055	$50.38	3/17/2014	$50.42	$—	1.004439	$50.64
12/13/2013	$49.73	$—	1.002055	$49.83	3/14/2014	$50.04	$—	1.004439	$50.26
12/12/2013	$49.42	$—	1.002055	$49.52	3/13/2014	$50.14	$—	1.004439	$50.36
12/11/2013	$48.70	$—	1.002055	$48.80	3/12/2014	$51.28	$—	1.004439	$51.51
12/10/2013	$49.30	$—	1.002055	$49.40	3/11/2014	$51.83	$—	1.004439	$52.06
12/9/2013	$49.56	$—	1.002055	$49.66	3/10/2014	$52.27	$—	1.004439	$52.50
12/6/2013	$49.55	$—	1.002055	$49.65	3/7/2014	$52.45	$0.125	1.004439	$52.68
12/5/2013	$48.19	$—	1.002055	$48.29	3/6/2014	$52.41	$—	1.002055	$52.52
12/4/2013	$48.94	$—	1.002055	$49.04	3/5/2014	$51.99	$—	1.002055	$52.10
12/3/2013	$48.65	$0.100	1.002055	$48.75	3/4/2014	$51.30	$—	1.002055	$51.41
12/2/2013	$49.71	$—	1.000000	$49.71	3/3/2014	$50.45	$—	1.002055	$50.55
		Opening average		$50.09			Closing average		$51.69

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